UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2012

South Jersey Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One South Jersey Plaza, Folsom, NJ 08037
(Address of principal executive offices) (Zip Code)

(609) 561-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13(3)-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 Employment Agreements

As previously disclosed, South Jersey Industries, Inc. (“SJI”), was a party to three-year employment agreements, dated as of January 1, 2009, with certain officers of SJI, including each of Edward J. Graham, President and Chief Executive Officer, David A. Kindlick, Vice President and Chief Financial Officer, Michael Renna, Vice President, Jeffrey E. DuBois, Vice President, and Kevin D. Patrick, Vice President (the “Named Executive Officers”).  Each of the prior employment agreements expired by its terms on December 31, 2011.

Effective January 1, 2012, SJI has entered into new employment agreements with each of the Named Executive Officers, which replace the expired agreements.  Each of the new employment agreements is for a one-year period ending on December 31, 2012.  The other terms of the new employment agreements are substantially similar to the terms of the expired agreements and are described below.

The new employment agreements provide the Named Executive Officers with a minimum annual base salary during the agreement term, as well as a targeted performance-based annual cash award and a targeted  long-term incentive plan award.  Under the employment agreements, the performance-based annual cash award and the long-term incentive plan award actually paid to the Named Executive Officer in any year are based on the level of attainment of applicable performance criteria for such awards and in accordance with applicable plan documents.   The amounts of base salary, as well as the targeted performance-based cash award and long-term incentive award for each Named Executive Officer, as of January 1, 2012, are set forth on Exhibit 10.2 attached hereto.

Each of the new employment agreements provides for certain severance benefits which are substantially similar to the severance benefits included in the prior employment agreements.  In the event a Named Executive Officer’s employment is terminated other than for cause or the Officer terminates employment for specified uncured events of good reason (relating to an adverse change in the Officer’s employment arrangement), in each case following a change in control of SJI, the Officer will be entitled to receive a lump-sum severance payment equal to 300% of average aggregate annual during the five years preceding the date of termination.  In the event that the Named Executive Officer’s employment is terminated other than for cause in the absence of a change in control, the Officer will be entitled to receive a severance payment equal to 150% of the Officer’s then current base salary paid in twelve equal monthly installments.  The Agreements provide for the reduction of any change in control payments to the extent necessary to ensure that the Named Executive Officers will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code.

The foregoing description is qualified by reference to the form of Officer Employment Agreement attached hereto as Exhibit 10.1 and the related Schedule of Officer Employment Agreements attached hereto as Exhibit 10.2.

Amendment to Stock-Based Compensation Plan

Effective January 1, 2012, SJI amended its existing Stock-Based Compensation Plan (the “Plan”) to provide that, in the event of a “Qualifying Termination” with respect to the holder of an outstanding restricted stock award under the Plan, all of the holder’s restricted stock awards will become nonforfeitable and immediately payable in cash to the extent then still outstanding.

Under the Plan as amended, a “Qualifying Termination” means (i) termination by the holder of his or her employment for “Good Reason” following a “Change in Control” or (ii) termination of the holder’s employment by SJI or any subsidiary, other than for cause, following a Change in Control.  For purposes of the amended Plan,  “Change in Control” means the occurrence of any of the following events:  SJI or any of its subsidiaries is merged into or consolidated with or otherwise combined with or acquired by another person or entity, or there is a divisive reorganization or a liquidation or partial liquidation of SJI.

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Under the Plan as amended, “Good Reason” is defined to encompass certain specified adverse changes in the holder’s employment arrangement, including the assignment of duties inconsistent with the holder’s duties, responsibilities, titles, offices or status immediately prior to the Change in Control, material reductions in base salary or benefits in which the holder participated prior to the Change in Control, a relocation of SJI’s headquarters to a location more than 50 miles from Folsom, New Jersey, a relocation of holder’s place of employment more than 50 miles from the location at which holder performed his or her duties immediately prior to the Change in Control, a material breach of any employment agreement to which holder is a party, or a purported termination of holder’s employment which is not effected by the procedures set forth in any employment agreement to which holder is a party.  For any event to constitute Good Reason under the amended Plan, the holder must object in writing within 90 days following notification to the holder of the event, and the act or failure to act must remain uncured more than 30 days after the holder’s written notice of Good Reason.

Except as amended as described herein, the Plan remains unchanged.  The foregoing description is qualified by reference to the Plan as amended and restated effective January 1, 2012, a copy of which is attached hereto as Exhibit 10.3.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Officer Employment Agreement, dated as of January 1, 2012, between certain officers and either South Jersey Industries, Inc. or its subsidiaries.

10.2	Schedule of Officer Employment Agreements.

10.3	South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan (As Amended and Restated Effective January 1, 2012).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOUTH JERSEY INDUSTRIES

Date: January 6, 2012	By: /s/ David A. Kindlick
David A. Kindlick
Senior Vice President & Chief Financial Officer

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